[Exhibit 5.1]

                     [Letterhead of Conyers Dill & Pearman]






25 September, 2000

Arch Capital Group Ltd.
Clarendon House
2 Church Street
Hamilton HM11
Bermuda






Dear Sirs

Arch Capital Group Ltd.

     We have acted as special legal counsel in Bermuda to Arch Capital Group Ltd., a Bermuda company, (the "Company") in connection with the transactions contemplated in the agreement and plan of merger dated as of 25 September, 2000 among the Company, Arch Capital Group Ltd., a Delaware corporation, ("Arch Capital Group -- Delaware") and Arch Merger Corp. pursuant to which the Company will become the parent holding company of Arch Capital Group - Delaware (the "Merger Agreement") and as described in the Registration Statement on Form S-4 filed with the United States Securities and Exchange Commission on 8 September, 2000 as amended (the "Registration Statement").

     For the purposes of giving this opinion, we have examined and relied upon the following documents:

     (i)  a copy of the Registration Statement; and

     (ii) a copy of the executed Merger Agreement.

     We also have reviewed a copy of the memorandum of association and the bye-laws of the Company and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinions set forth below.

     We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings "The Enforcement of Civil Liabilities Against Us May Be More Difficult", and "Material Tax Considerations-Bermuda Tax Consequences". In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the United States



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Securities Act of 1933 and the rules and regulations of the United States
Securities and Exchange Commission thereunder.

     On the basis of and subject to the foregoing, we are of the opinion that the statements contained in the Registration Statement under the heading "Material Tax Considerations-Bermuda Tax Consequences" are accurate.

                             Yours faithfully,


                             CONYERS DILL & PEARMAN